Exhibit 10.5

AMENDMENT NO. 2 TO
AMENDED AND RESTATED SEVERANCE PROTECTION AGREEMENT

This Amendment No. 2 is effective as of June 3, 2009, by and between Axsys Technologies, Inc. (the “Company”) and David A. Almeida (“Executive”) and hereby amends the Amended and Restated Severance Protection Agreement dated December 22, 2008, as amended on May 7, 2009, by and between the Company and Executive (the “Agreement”).  Words and phrases used herein with initial capital letters that are defined in the Agreement are used herein as so defined.

I.

Section 3(a) of the Agreement is hereby amended in its entirety to read as follows:

“Anything in this Agreement to the contrary notwithstanding, in the event that this Agreement becomes operative and it is determined (as hereafter provided) that any payment (other than the Gross-Up payments provided for in this Section 3 and Annex A) or distribution by the Company or any of its Affiliates to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, performance share, performance unit, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the Executive will be entitled to receive an additional payment or payments (collectively, a “Gross-Up Payment”).  The Gross-Up Payment will be in an amount such that, after payment by the Executive of all taxes, including any Excise Tax, imposed upon the Gross-Up Payment, and any and all interest or penalties with respect to any such taxes, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.  The purpose of the Gross-Up Payment is to put the Executive in the same after-tax position with respect to any Payment, after payment of all federal, state, and local taxes (whether income taxes, Excise Taxes or other taxes) and any and all interest or penalties with respect to any such taxes, as the Executive would have been in after payment of all federal, state, and local taxes if the Payment had not given rise to an Excise Tax and no such penalties or interest had been imposed, and this Section 3 shall be construed in a manner consistent with such purpose.”

IN WITNESS WHEREOF, the Company has caused this Amendment No. 2 to be executed on its behalf by its duly authorized officer and Executive has executed this Amendment No. 2, as of the date first written above.

AXSYS TECHNOLOGIES, INC.

By:	/s/ Stephen W. Bershad
Name: Stephen W. Bershad
Title: Chief Executive Officer

/s/ David A. Almeida
DAVID A. ALMEIDA